EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AGILYSYS, INC. SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE INTER-AMERICAN DATA, INC.

•	Establishes Agilysys as Leading Software and Services Provider to Hotel Casino and Resort Industry

•	Furthers Agilysys Acquisition Strategy to Acquire Intellectual Assets, Open New Markets, and Expand Customer Base

Cleveland, OH – February 2, 2004 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer solutions, announced today that it has signed a definitive agreement to acquire substantially all of the assets of Inter-American Data, Inc (IAD). Headquartered in Atlanta, Georgia, IAD is a leading developer and provider of software and services to hotel casinos and major resorts in the United States. IAD powers some of the largest resorts in the world with a robust suite of enterprise solutions for property and materials management as well as electronic document storage.

“The acquisition of IAD represents another key step in the execution of our strategic plan to enhance our competitive position and expand our intellectual assets,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “It establishes Agilysys as a leading software developer and service provider to the hospitality industry, particularly the gaming sector, which is an area of the economy that has experienced positive growth in recent years. Similar to our recent acquisition of Kyrus Corporation, the addition of IAD will open up a new market, broaden our customer base, and increase our service and product offerings.”

“IAD is very pleased to be joining the Agilysys organization, a recognized leader in the enterprise computer solutions business,” said Bill Lashley, chief operating officer of IAD. “Together we will leverage our combined resources and talents to provide the best software and service solutions to our customers.”

The company is the leading developer and provider of technology solutions for property and inventory management in the casino and destination resort segments of the hospitality industry. IAD is the market leader in property management systems (PMS) solutions purchased by resort properties in Las Vegas and Atlantic City, the two largest gaming centers in the United States. Most of the major casinos and many of the largest resorts have retained IAD to design, implement and support their PMS for the hotel front office, management accounting, customer service, and housekeeping functions.

IAD solutions consist of application-specific software and related services. Its portfolio of software products includes more than 30 modules, which it sells separately or bundles together depending on customer requirements. All of the IAD solutions run on IBM platforms, and are selected for their reliability, performance and ability to minimize system failure at major casinos and resorts.

The company supplements its PMS offering with a materials management system (MMS) that enables the tracking and replenishment of food, beverage and other perishable and non-perishable inventory. Functionality includes menu and nutritional analysis with real-time pricing on recipe inputs and automated requisitioning. In addition to gaming customers, the installed base includes restaurant chains and public arenas.

IAD also develops and markets proprietary document management solutions with a focus on the hospitality, health care, retail and government markets. The IAD solutions enable the capture, storage, control, manipulation, and distribution of scanned and electronically originated images.

“IAD is an excellent complement to our existing business and provides significant opportunities for profitable growth,” said Martin Ellis, executive vice president, corporate development and investor relations for Agilysys.

The purchase price of $36.5 million will be funded with cash and will result in goodwill of approximately $36 million. The acquisition is expected to close on or around February 18, 2004, subject to, among other things, the satisfaction of customary closing conditions.

IAD’s 2003 revenues were approximately $40 million with operating margins of 10%. Agilysys expects the acquisition to contribute $.01 to $.02 per share for the fiscal year ending March 31, 2004. Further information on this acquisition and the integration of the business will be provided after the close of the transaction.

Conference Call Information
Agilysys will host an investor conference call to discuss third quarter earnings and this acquisition at 10 a.m. ET on Monday, February 2, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at noon ET on Monday, February 2, 2004, through midnight ET on Tuesday, February 10, 2004, accessible by dialing 877-344-7529 or 412-858-1440 (account #920 for conference call #329599).

About Inter-American Data, Inc.
Inter-American Data, Inc. is a developer of more than 30 software products with a focus on hotel casinos and major resorts. Major product lines include the PMS property management system; the MMS materials management system; and the DMS document management system. IAD has offices in Atlanta and Las Vegas. For more information, visit www.iadusa.com.

About Agilysys, Inc.
Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions from HP, IBM and Oracle, as well as other leading manufacturers. The Company has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysis.com.

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys and IAD competitors, changes in economic or industry conditions or in the markets served by Agilysys and IAD and the ability to complete and appropriately integrate the IAD acquisition as well as other acquisitions, strategic alliances and joint ventures.

Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons will be able to obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682

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